Exhibit 21.2

List of Subsidiaries

The following is a complete list of the direct and indirect subsidiaries of Cloud Peak Energy Resources LLC, a Delaware corporation, including their respective states of incorporation, as of February 16, 2012:

Name	Jurisdiction	Ownership

Antelope Coal LLC	Delaware	100%

Caballo Rojo Holdings LLC	Delaware	100%

Caballo Rojo LLC	Delaware	100%

Cloud Peak Energy Finance Corp.	Delaware	100%

Cloud Peak Energy Logistics LLC	Oregon	100%

Cloud Peak Energy Services Company	Delaware	100%

Cordero Mining Holdings LLC	Delaware	100%

Cordero Mining LLC	Delaware	100%

Cordero Oil and Gas LLC	Delaware	100%

Decker Coal Company	Unincorporated	50%

Kennecott Coal Sales LLC	Oregon	100%

Montana Royalty Company Ltd.	Unincorporated	50%

NERCO Coal LLC	Delaware	100%

NERCO Coal Sales LLC	Tennessee	100%

NERCO LLC	Delaware	100%

Prospect Land and Development LLC	Oregon	100%

Resource Development LLC	Washington	100%

Sequatchie Valley Coal Corporation	Tennessee	100%

Spring Creek Coal LLC	Delaware	100%

Venture Fuels Partnership	Colorado	50%

Western Minerals LLC	Oregon	100%

Wyoming Quality Healthcare Coalition, LLC	Delaware	33.3%